SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                   (Amendment)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                              Datapoint Corporation
                              ---------------------
                                (Name of Issuer)



                     Common Stock, par value $0.25 per share
            ---------------------------------------------------------
                         (Title of Class of Securities)



                                    238100200
                                 (CUSIP Number)



                                December 31, 1999
         ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|  Rule 13d-1(b)
         |_|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)


                           -------------------------

                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 238100200                                            Page 2 of 6 Pages
--------------------------------------------------------------------------------

1)         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           First New York Securities L.L.C.
           13-3270745
--------------------------------------------------------------------------------
2)         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)   |_|
                                                              (b)   |_|
--------------------------------------------------------------------------------
3)         SEC USE ONLY

--------------------------------------------------------------------------------
4)         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
           NUMBER                    5)    SOLE VOTING POWER
           OF                              1,507,198
           SHARES                 ----------------------------------------------
           BENEFICIALLY              6)    SHARED VOTING POWER
           OWNED BY                        None
           EACH                   ----------------------------------------------
           REPORTING                 7)    SOLE DISPOSITIVE POWER
           PERSON                          1,507,198
           WITH                   ----------------------------------------------
                                     8)    SHARED DISPOSITIVE POWER
                                           None.
--------------------------------------------------------------------------------
9)         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,507,198
--------------------------------------------------------------------------------
10)        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                   [ ]
--------------------------------------------------------------------------------
11)        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.2%
--------------------------------------------------------------------------------
12)        TYPE OF REPORTING PERSON

           BD
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer:

Datapoint Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

8410 Datapoint Drive
San Antonio, Texas 78229-8500

Item 2(a).        Name of Person Filing:

First New York Securities L.L.C.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

850 Third Avenue, 17th Floor
New York, NY 10022

Item 2(c).        Citizenship:

Delaware

Item 2(d).        Title of Class of Securities:

Common Stock

Item 2(e).        CUSIP Number:

238100200

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) |X| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

                  (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

                  (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

                  (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

                  (e) |_|  Investment        Adviser        in        accordance
                           withss.240.13d-1(b)(1)(ii)(E)

                  (f) |_| Employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F)

                  (g) |_|  Parent   Holding   Company  or   control   person  in
                           accordance withss.240.13d-1(b)(ii)(G)

                  (h) |_| Savings Association as defined inss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

                  (i) |_|  Church plan that is excluded  from the  definition of
                           an  investment   company  under  ss.3(c)(15)  of  the
                           Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j) |_|  Group, in accordance withss.240.13d-1(b)(ii)(J)

Item 4.           Ownership.

                  (a)      Amount beneficially owned:   1,507,198

                  (b)      Percent of class:   8.2%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    1,507,198

                           (ii)     Shared power to vote or to direct the vote:
                                    None

                           (iii)    Sole power to dispose or to direct the
                                    disposition of:   1,507,198

                           (iv) Shared power to dispose or to direct the disposition of: None

Item 5.           Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

Not Applicable.

Item 9.           Notice of Dissolution of Group.

Not Applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                                 April 18, 2000
                                        ------------------------------------
                                                    (Date)

                                             /s/ Mario Maugeri
                                        ------------------------------------
                                                 (Signature)

                                        Mario Maugeri/Director of Operations
                                        ------------------------------------
                                                 (Name/Title)